SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or  ss. 240.14a-12

                                COACH USA, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      _____________________________________________________________________
     (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)     Title of each class of securities to which transaction applies:


       2)     Aggregate number of securities to which transaction applies:


       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


       4)     Proposed maximum aggregate value of transaction:


       5)     Total fee paid:


[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                                 April 30, 1999


To Our Stockholders:

         On behalf of the Board of Directors, I cordially invite all stockholders to attend the Annual Meeting of Coach USA, Inc. to be held on Thursday, June 3, 1999, at 1:30 p.m., at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company's 1998 Annual Report to stockholders, which includes the Company's Annual Report on Form 10-K, is also enclosed and provides additional information regarding the financial results of the Company in 1998.

         We hope that you will be able to attend the Annual Meeting. Your vote is important. If you cannot be present, please execute and return the proxy card in the enclosed envelope so that your shares will be represented. If your shares are not registered in your own name and you would like to attend the Annual Meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership. We look forward to seeing you at the Annual Meeting.

                                              Sincerely,



                                             Lawrence K. King
                                             CHAIRMAN OF THE BOARD OF DIRECTORS,
                                             CHIEF EXECUTIVE OFFICER

                                 COACH USA, INC.
                             ONE RIVERWAY, SUITE 500
                              HOUSTON, TEXAS 77056

                           ---------------------------


                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 3, 1999

                           ---------------------------



TO THE STOCKHOLDERS:

         The 1999 Annual Meeting of Stockholders of Coach USA, Inc. (the "Company"), will be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024 at 1:30 p.m. on Thursday, June 3, 1999, for the following purposes:

         1. To elect three Class III directors of the Company to hold office until the third succeeding Annual Meeting of stockholders after their election (the 2002 Annual Meeting) and until their respective successors shall have been elected and qualified.

         2. To ratify the selection of Arthur Andersen LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 1999.

         3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The holders of record of the Company's common stock at the close of business on April 19, 1999, are entitled to notice of and to vote at the Annual Meeting with respect to all proposals. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the Annual Meeting in person. No postage is required if mailed in the United States. If you do attend the Annual Meeting in person, you may withdraw your proxy and vote personally on all matters brought before the Annual Meeting.

                                             By Order of the Board of Directors,



                                             Douglas M. Cerny
                                             SECRETARY
Houston, Texas
April 30, 1999

                                 COACH USA, INC.
                             ONE RIVERWAY, SUITE 500
                              HOUSTON, TEXAS 77056

                           ---------------------------

                                 PROXY STATEMENT

                           ---------------------------


                             MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 3, 1999


       This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Coach USA, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders or any postponement or adjournment thereof (the "Annual Meeting") to be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024 at 1:30 p.m. on Thursday, June 3, 1999 for the purposes set forth in the notice attached hereto. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about April 30, 1999.

RECORD DATE AND VOTING SECURITIES

       The Board of Directors has fixed the close of business on April 19, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had outstanding and entitled to vote 25,427,140 shares of its common stock, par value $.01 per share ("Common Stock"). There are no other classes of voting securities of the Company outstanding. Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. A proxy will be voted in the manner specified on the proxy, or if no manner is specified, it will be voted in favor of the proposals set forth in the notice attached hereto.

       The presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, either in person or represented by duly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If sufficient shares to constitute a quorum are not represented, in person or by proxy at the Annual Meeting, the Annual Meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Abstentions are counted as "shares present" at the meeting for purposes of determining the presence of a quorum, but broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are not considered "shares present" with respect to any matter.

       The election of directors will be determined by a plurality of the votes cast by holders of shares of Common Stock. Cumulative voting for the election of directors is not permitted. The approval of all other matters will require the affirmative vote of holders of a majority of the shares present in person or represented by duly executed proxy at the Annual Meeting and entitled to vote on the subject matter. Accordingly, abstentions will have no effect on the outcome of the election of directors, but with respect to any other proposal, abstentions will operate to prevent the approval of such proposal to the same extent as a vote against such proposal.

REVOCATION OF PROXY

       Stockholders submitting proxies may revoke them at any time before they are voted by (i) notifying Douglas M. Cerny, Secretary of the Company, in writing of such revocation, (ii) executing a subsequent proxy sent to Mr. Cerny, or (iii) attending the Annual Meeting in person and giving notice of revocation.

Notices to Mr. Cerny referenced in (i) and (ii) should be directed to Douglas M. Cerny, Secretary, Coach USA, Inc., One Riverway, Suite 500, Houston, Texas 77056.

SOLICITATION EXPENSES

       The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries will also be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock.

                       ELECTION OF DIRECTORS (PROPOSAL 1)

       The Company's Second Amended and Restated Certificate of Incorporation provides for three classes of directors as nearly equal in number as possible. The term of office of Class III directors expires at the 1999 Annual Meeting, the term of office of Class I directors expires at the 2000 Annual Meeting (I.E., one year of the term remaining), and the term of office of Class II directors expires at the 2001 Annual Meeting (I.E., two years of the term remaining). The directors whose terms will expire at the 1999 Annual Meeting include Steven S. Harter, Gerald Mercadante and John Mercadante, Jr., each of whom has been nominated to stand for reelection at the Annual Meeting to hold office until the 2002 Annual Meeting and until their successors are elected and qualified. Mr. Frank AtLee III was elected to the Board of Directors as a Class II director by a unanimous vote of the Board of Directors effective June 4, 1998. Mr. Barnett Rukin was elected to the Board of Directors as a Class II director by a unanimous vote of the Board of Directors effective October 13, 1998. Richard H. Kristinik resigned from his position of Chairman of the Board of Directors and Chief Executive Officer of the Company effective December 31, 1998, and has indicated he will resign from his position of director prior to the Annual Meeting.

NOMINEES FOR ELECTION

         CLASS III -- TERMS EXPIRING AT 2002 ANNUAL MEETING

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MESSRS. STEVEN S. HARTER, GERALD MERCADANTE AND JOHN MERCADANTE, JR. AS DIRECTORS TO HOLD OFFICE UNTIL THE 2002 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. THE SHARES OF COMMON STOCK REPRESENTED BY RETURNED PROXY CARDS WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES UNLESS OTHERWISE SPECIFIED.

       STEVEN S. HARTER, age 36, has been a director of the Company since September 1995. Mr. Harter is President of Notre Capital Ventures II, L.L.C. ("Notre"), a venture capital firm which specializes in consolidating fragmented businesses and which was the principal founder of the Company. Mr. Harter is also currently a director of Comfort Systems USA, Inc. and Metals USA, Inc. Mr. Harter served as Senior Vice President of Notre Capital Ventures, Ltd. from June 1993 through July 1995. Mr. Harter and Notre were primarily responsible for the initial public offerings of US Delivery Systems, Inc., Physicians Resource Group, Inc., Comfort Systems USA, Inc., Home USA, Inc., Metals USA, Inc., Landcare USA, Inc. and Transportation Components, Inc. From April 1989 to June 1993, Mr. Harter was Director of Mergers and Acquisitions for Allwaste, Inc., a publicly traded environmental services company.

       GERALD MERCADANTE, age 52, became a director in, and has served as Senior Vice President-Northeast Region since, May 1996. Mr. Mercadante was a co-founder of Leisure Time Tours, Inc., a subsidiary of the Company ("Leisure"), and has served as President and Chief Executive Officer of Leisure since 1980.

       JOHN MERCADANTE, JR., age 54, has been a director of the Company since May 1996. Mr. Mercadante has served as President of the Company since May 1996 and previously served as President and Chief Operating Officer of the Company from May 1996 to December 1997. Mr. Mercadante co-founded Leisure with his brother, Gerald Mercadante, in 1970 and acquired Cape Transit Corp., a subsidiary of the Company doing business as Adventure Trails ("Adventure Trails"), in 1988. Mr. Mercadante has served as the President and Chief Operating Officer of Adventure Trails since 1988. Mr. Mercadante is currently a director of the Atlantic City Bus Operators Association and a director of the New Jersey Motor Bus Association, both motorcoach trade associations.

       The vote of a plurality of holders of the outstanding shares of Common Stock present in person or represented by duly executed proxy at the Annual Meeting for the election of a given nominee is necessary to elect such nominee as a Class III director of the Company (I.E., the three director nominees receiving the greatest number of votes cast will be elected, regardless of the number of votes withheld from voting for the election of such director nominees).

INCUMBENT DIRECTORS

       CLASS I - TERMS EXPIRING AT 2000 ANNUAL MEETING

       FRANK P. GALLAGHER, age 55, became a director of the Company in May 1996. Mr. Gallagher has served as Executive Vice President and Chief Operating Officer of the Company since December 1997 and formerly served as Senior Vice President-Corporate Development of the Company from May 1996 to December 1997. Mr. Gallagher is also President and Chief Executive Officer of Community Coach, Inc. and related entities, all of which are subsidiaries of the Company. Mr. Gallagher has been President and Chief Executive Officer of Community Coach, Inc. since 1969.

       LAWRENCE K. KING, age 42, became a director of the Company in May 1996. Mr. King has served as Chairman of the Board of Directors and Chief Executive Officer since December 1998. Mr. King served as Senior Vice President and Chief Financial Officer of the Company from December 1995 to December 1998. Mr. King is also currently a director of Transportation Components, Inc. From 1992 until September 1995, Mr. King was Executive Vice President, Secretary, Treasurer and Chief Financial Officer of SI Diamond Technology, Inc., a publicly traded technology development company. From 1988 to 1991, he served as Assistant Secretary and Treasurer of The Permian Corporation, the general partner of Permian Partners L.P., a publicly traded crude oil, trucking, transportation and distribution master limited partnership. From 1979 to 1988, Mr. King served in a number of positions as a certified public accountant with Arthur Andersen LLP.

       WILLIAM J. LYNCH, age 56, became a director in May 1996. Mr. Lynch is a Managing Director of Capstone Partners, LLC, a special situation venture capital firm. Mr. Lynch is also currently a director of Capstone Partners, LLC and Laisen Electronics. From October 1989 to March 1996, Mr. Lynch was a partner of the law firm of Morgan, Lewis & Bockius LLP.

       CLASS II - TERMS EXPIRING AT 2001 ANNUAL MEETING

       RICHARD H. KRISTINIK, age 59, has been a director of the Company since May 1996. Mr. Kristinik served as Chairman of the Board of Directors and Chief Executive Officer of the Company from March 1996 to December 31, 1998. Mr. Kristinik is also currently a director of Metals USA, Inc. Prior to that time, Mr. Kristinik was a Partner with Arthur Andersen LLP from 1973 to March 1996, serving in its Houston office for all those years, except for the period from 1979 to 1984 when he served as Managing Partner of the Tulsa office, and the period from 1985 to 1989 when he served as Managing Partner of the Denver office.

       PAUL M. VERROCHI, age 50, became a director in May 1996. Mr. Verrochi is Chairman of the Board of Directors and Chief Executive Officer of PROVANT, Inc., a publicly traded provider of corporate training and education, and Chairman of the Board of Directors of BridgeStreet Accommodations, a publicly traded provider of temporary corporate housing. Mr. Verrochi served as Chairman of the Board of American Medical Response, Inc., a publicly traded provider of ambulance services, from its inception in February 1992 through March 1997, when it was purchased by Laidlaw, Inc. Since February 1992, he has also been a Principal of Exel Holdings, Ltd., and since March 1996, he has been a Principal of American Business Partners, LLC, a privately-held investment firm he co-founded. From April 1989 to December 1990, Mr. Verrochi was President of Allwaste Asbestos Abatement, Inc., a subsidiary of Allwaste, Inc. Mr. Verrochi was a founder of American Environmental Group, a regional asbestos abatement company, and served as Chairman of its Board of Directors from July 1987 until April 1989, when it was acquired by Allwaste, Inc.

       BARNETT RUKIN, age 58, became a director in, and has served as Senior Vice President - Northeast Region since, October 1998. Mr. Rukin has also served as President and Chief Executive Officer of Short Line Terminal Agency, Inc. and its related companies, all wholly-owned subsidiaries of the Company, since 1987. Mr. Rukin is currently a director of Valley National Bank.

       FRANK V. ATLEE III, age 58, has been a director of the Company since June 1998. From 1993 to 1995, Mr. AtLee served as President of American Cyanamid Company ("Cyanamid"), a research-based life sciences company which develops, manufactures and markets medical and agricultural products, and chairman of Cyanamid International. From 1966 to 1993, Mr. AtLee served in various management positions within divisions of Cyanamid, including executive vice president with authority over Cyanamid's worldwide medical business. Mr. AtLee is currently a director of Fingold and Takeda Italia, both in Rome, Italy.

                        GENERAL INFORMATION WITH RESPECT
                            TO THE BOARD OF DIRECTORS

MEETINGS

       During the year ended December 31, 1998, the Board of Directors held five meetings and acted two times by unanimous consent. During 1998, each member of the Board of Directors attended at least 75% of all meetings of the Board of Directors and committees of the Board of Directors of which such director was a member. There are five standing committees of the Board of Directors.

COMMITTEES OF THE BOARD

       AUDIT COMMITTEE. The Audit Committee consists of William J. Lynch (Chairman), Steven S. Harter, Paul M. Verrochi and Frank V. AtLee III. The Audit
Committee: (i) makes recommendations to the Board of Directors with respect to the independent auditors who conduct the annual examination of the Company's accounts; (ii) reviews the scope of the annual audit and meets periodically with the Company's independent auditors to review their findings and recommendations;
(iii) reviews quarterly financial information and earnings releases prior to dissemination to the public; (iv) approves major accounting policies or changes thereto; and (v) periodically reviews principal internal controls to assure that the Company is maintaining a sound and modern system of financial controls. During 1998, the Audit Committee held eight meetings.

       ACQUISITION COMMITTEE. The Acquisition Committee consists of Steven S. Harter (Chairman) and Lawrence K. King. The Acquisition Committee reviews and monitors the strategic direction of the Company's acquisition program and, within guidelines established by the full Board of Directors, has authority to approve offers and the form of consideration to be offered for the acquisition of other businesses. In August 1997, the Board of Directors gave the Acquisition Committee authority to approve, without further full Board review, any acquisition the consideration for which is equal to or less than $10 million. During 1998, the Acquisition Committee did not meet.

       COMPENSATION COMMITTEE. The Compensation Committee consists of Paul M. Verrochi (Chairman), Steven S. Harter, William J. Lynch and Frank V. AtLee III. The Compensation Committee periodically determines the amount and form of compensation and benefits payable to all principal officers and certain other management personnel. See "Report of Compensation Committee on Executive Compensation." During 1998, the Compensation Committee held four meetings.

       EXECUTIVE COMMITTEE. The Executive Committee consists of Lawrence K. King (Chairman), Frank P. Gallagher and John Mercadante, Jr. The Executive Committee has such authority as is delegated to it from time to time by the full Board of Directors. During 1998, the Executive Committee did not meet.

       NOMINATING COMMITTEE. The Nominating Committee consists of Frank P. Gallagher and Lawrence K. King. The Nominating Committee reviews the size and composition of the Board of Directors, designates new directors by classes, interviews new director candidates and makes recommendations with respect to nominations for the election of directors. The Nominating Committee will consider suggestions from stockholders for nominees to serve as directors, if such proposals are submitted in writing to the Secretary at the Company's corporate offices. During 1998, the Nominating Committee did not meet.

DIRECTORS' COMPENSATION

     FEES

       During 1998, each non-employee director was paid a fee of $2,000 for each meeting of the full Board attended. Non-employee directors of the Company also receive $1,000 for each committee meeting attended, unless held the same day as a meeting of the full Board, and are reimbursed for all expenses relating to attendance at meetings. The Company paid aggregate fees of $42,000 to non-employee directors of the Company in connection with the Board of Directors and committee meetings in 1998. The Company does not pay director fees to directors who also are employees of the Company. No member of the Board of Directors was paid compensation during 1998 for his service as a director of the Company other than pursuant to the standard compensation arrangement described above. Non-employee directors also receive annual stock option awards pursuant to the Company's 1996 Non-Employee Directors' Stock Plan (the "Directors' Plan").

     STOCK OPTION GRANTS

       The Directors' Plan provides for the automatic grant to each non-employee director of an option to purchase 10,000 shares of Common Stock upon such person's initial election as a director. In addition, upon the effectiveness of the Company's registration statement relating to its initial public offering (the "Initial Public Offering"), the Company granted options to purchase 10,000 shares of Common Stock to each of the Company's directors at such time, pursuant to the Directors' Plan. The Directors' Plan also provides for an automatic annual grant to each non-employee director of an option to purchase 5,000 shares of Common Stock at each annual meeting of stockholders; provided, however, that if the first annual meeting of stockholders following a person's initial election as a non-employee director is within three months of the date of such election, such person will not be granted an option to purchase 5,000 shares of Common Stock at such annual meeting.

       The options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant. The options granted to Messrs. Harter, Lynch and Verrochi at the annual meeting in 1998 have an exercise price equal to $44.438 per share. The options granted to Mr. AtLee on June 4, 1998 have an exercise price equal to $44.438 per share.

       Options granted under the Directors' Plan will expire at the earlier of 10 years from the date of grant or one year after termination of service as a director. Once issued, the options are immediately exercisable. In addition, the Directors' Plan permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" that may be settled at future dates, as elected by the director. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees.

                             PRINCIPAL STOCKHOLDERS

       The following table sets forth information as of April 21, 1999, with respect to beneficial ownership of the Company's Common Stock by (i) each director, (ii) each executive officer, (iii) the executive officers and directors as a group, and (iv) each person known to the Company to beneficially own 5% or more of the outstanding shares of its Common Stock. The address of all such persons is c/o Coach USA, Inc., One Riverway, Suite 500, Houston, Texas 77056. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                          AMOUNT OF BENEFICIAL OWNERSHIP
                                                                       ----------------------------------
         BENEFICIAL OWNER                                                  SHARES            PERCENTAGE
         ----------------                                              ---------------      -------------
     Lawrence K. King(1)...............................................      129,500                 *
     John Mercadante, Jr.(2)...........................................      299,707               1.18%
     Douglas M. Cerny(3)...............................................       98,600                 *
     Frank P. Gallagher(4).............................................      167,260                 *
     Gerald Mercadante(5)..............................................      628,800               2.47%
     Richard H. Kristinik(6)...........................................      225,100                 *
     Steven S. Harter(7)...............................................      349,381               1.37%
     William J. Lynch(8)...............................................       45,468                 *
     Paul M. Verrochi(9)...............................................       60,000                 *
     Frank V. AtLee III(10)............................................       10,342                 *
     Barnett Rukin(11).................................................       17,359                 *
     T. Rowe Price Associates, Inc. (12)...............................    3,119,700              12.27%
     Warburg Pincus Asset Management, Inc.(13).........................    1,993,100               7.84%
     All officers and directors as a group (11 persons)................    2,111,175               8.30%

*      Less than one percent.

(1) Includes 45,000 shares of Common Stock underlying options which are exercisable within 60 days. Excludes 280,000 shares of Common Stock underlying options which are not exercisable within 60 days.
(2) Includes 137,774 shares of Common Stock held by Mr. John Mercadante, Jr.'s spouse, as to which shares Mr. John Mercadante, Jr. disclaims beneficial ownership. Includes 25,000 shares of Common Stock underlying options which are exercisable within 60 days. Excludes 80,000 shares of Common Stock underlying options which are not exercisable within 60 days.
(3) Includes 45,000 shares of Common Stock underlying options which are exercisable within 60 days. Excludes 80,000 shares of Common Stock underlying options which are not exercisable within 60 days.
(4) Includes 55,370 shares of Common Stock held by Mr. Gallagher's spouse and 6,520 shares held in a trust for the benefit of Mr. Gallagher's daughter, for which Mr. Gallagher is a trustee. Includes 50,000 shares of Common Stock underlying options which are exercisable within 60 days. Excludes 100,000 shares of Common Stock underlying options which are not exercisable within 60 days.
(5) Includes 103,210 shares held by Mr. Gerald Mercadante's spouse, as to which shares Mr. Gerald Mercadante disclaims beneficial ownership. Includes 10,000 shares of Common Stock underlying options which are exercisable within 60 days. Excludes 15,000 shares of Common Stock underlying options which are not exercisable within 60 days.
(6) 180,000 of these shares of Common Stock are held by the Kristinik Family Partnership, of which Mr. Kristinik is a general partner. Includes 45,000 shares of Common Stock underlying options which are exercisable within 60 days. Excludes 140,000 shares of Common Stock underlying options which are not exercisable within 60 days.
(7) These shares of Common Stock are held by Harter Investment Partners, Ltd., of which Mr. Harter is a general partner. Includes 20,000 shares of Common Stock underlying options granted under the Directors' Plan which are currently exercisable. Excludes 20,000 shares of Common Stock held by the Victoria Harter and Phyllis Spisak Educational Trust, of which Mr. Harter's minor children are beneficiaries, as to which shares Mr. Harter disclaims beneficial ownership.

(8) Includes 20,000 shares of Common Stock underlying options granted under the Directors' Plan which are currently exercisable.
(9) Includes 20,000 shares of Common Stock underlying options granted under the Directors' Plan which are currently exercisable and 40,000 shares of Common Stock underlying warrants.
(10) Includes 10,000 shares of Common Stock underlying options granted under the Directors' Plan which are currently exercisable.
(11) Includes 150 shares of Common Stock held by Mr. Rukin's spouse and 1,034 shares held in three separate trusts for the benefit of Mr. Rukin's children, for which Mr. Rukin is a trustee.
(12) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(13) These securities are owned by or on behalf of various individual and institutional investors for which Warburg Pincus Asset Management, Inc. ("Warburg") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Warburg expressly disclaims that it is, in fact, the beneficial owner of such securities.

                               EXECUTIVE OFFICERS

       The Board elects executive officers annually at its first meeting following the annual meeting of stockholders. Information concerning the following executive officers is set forth above under "Election of Directors": former Chief Executive Officer, Richard H. Kristinik; President, John Mercadante, Jr.; Chief Executive Officer, Lawrence K. King; Executive Vice President and Chief Operating Officer, Frank P. Gallagher; and Senior Vice President- Northeast Region, Gerald Mercadante. Information concerning Senior Vice President - Corporate Development, General Counsel and Secretary, Douglas
M. Cerny, is set forth below.

       DOUGLAS M. CERNY, age 40, has served as Senior Vice President - Corporate Development, General Counsel and Secretary of the Company since December 1997. Mr. Cerny served as Senior Vice President, General Counsel and Secretary of the Company from January 1996 to December 1997. From February 1994 through January 1996, he was Vice President and General Counsel of Medical Review Systems, Inc., a privately held health care cost-containment services company which was acquired by Equifax, Inc. in March 1995. Between March 1995 and January 1996, Mr. Cerny provided operational support in the transition of operations to Equifax, Inc. From July 1988 through February 1994, Mr. Cerny was Vice President and Corporate Counsel and then Vice President and General Counsel of Allwaste, Inc.

                       COMPENSATION OF EXECUTIVE OFFICERS

       SUMMARY COMPENSATION TABLE. The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers (collectively, the "Named Executive Officers") during the years ended December 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                                               COMPENSATION AWARDS
                                                                                               -------------------
                                                                                OTHER              SECURITIES
                                                                               ANNUAL              UNDERLYING
              PRINCIPAL POSITION                 YEAR         SALARY        COMPENSATION           OPTIONS (#)
              ------------------                 ----         ------      -----------------        -----------
Lawrence K. King...............................  1998    $   200,000      $         --                225,000
     Chief Executive Officer                     1997        150,000                --                     --
                                                 1996         94,355(1)             --                100,000

John Mercadante, Jr............................  1998        200,000                --                 25,000
     President                                   1997        150,000                --                     --
                                                 1996         94,355(2)          32,617               100,000

Frank P. Gallagher.............................  1998        200,000                --                 50,000
     Executive Vice President and Chief          1997        150,000                --                     --
     Operating Officer                           1996         94,355(2)             --                100,000

Douglas M. Cerny...............................  1998        200,000                --                 25,000
     Senior Vice President - Corporate           1997        150,000                --                     --
     Development, General Counsel and            1996         94,355(1)          38,286               100,000
     Secretary

Richard H. Kristinik...........................  1998        200,000                --                 25,000
     Former Chief Executive Officer              1997        150,000                --                     --
                                                 1996         94,355(1)             --                200,000

---------------------------

(1) Represents less than one full year's compensation. Pursuant to an employment agreement between the officer and the Company, no compensation was paid to such officer until May 14, 1996, the date on which the registration statement with respect to the Company's initial public offering became effective.
(2) Represents less than one full year's compensation. Pursuant to an employment agreement between the officer and the Company, such officer did not begin to earn compensation until May 17, 1996, the date of the closing of the Company's initial public offering. Does not include amounts paid to such officer by subsidiaries of the Company prior to May 17, 1996.

       STOCK OPTION GRANTS TABLE. The following table provides certain summary information concerning grant of stock options to the Named Executive Officers pursuant to the 1998 Long-Term Incentive Plan during the year ended December 31, 1998.

                                            OPTION GRANTS IN 1998

                                                 INDIVIDUAL GRANTS
                            --------------------------------------------------------
                             NUMBER OF                                                    POTENTIAL REALIZABLE VALUE
                             SECURITIES    PERCENT OF TOTAL                                AT ASSUMED ANNUAL RATES
                             UNDERLYING    OPTIONS GRANTED     EXERCISE                         OF STOCK PRICE
                              OPTIONS      TO EMPLOYEES IN       PRICE     EXPIRATION      APPRECIATION FOR OPTION
NAME                        GRANTED (#)          1998          ($/SHARE)      DATE                TERM
----                        -----------          ----          ---------      ----      ----------------------------
                                                                                                 5%             10%
                                                                                               -----          ------
Lawrence K. King...........     25,000            2.28%      $   30.6875     1/21/08      $     482,480    $ 1,222,699
                               200,000           18.22           23.3125    11/12/08          2,932,220      7,430,823
John Mercadante, Jr........     25,000            2.28           30.6875     1/21/08            482,480      1,222,699
Frank P. Gallagher.........     50,000            4.56           30.6875     1/21/08            964,960      2,445,398
Douglas M. Cerny...........     25,000            2.28           30.6875     1/21/08            482,480      1,222,699
Richard H. Kristinik.......     25,000            2.28           30.6875     1/21/08            482,480      1,222,699

         STOCK OPTION EXERCISES AND YEAR-END VALUES TABLE. The following table provides, as to the Named Executive Officers, information with respect to stock options exercised during the year ended December 31, 1998, and the unexercised options to purchase Common Stock granted under the 1998 Long-Term Incentive Plan, or its predecessor, and held as of December 31, 1998.

                            OPTION EXERCISES IN 1998
                         AND YEAR END 1998 OPTION VALUES

                                                                NUMBER OF SECURITIES
                             SHARES                                  UNDERLYING                  VALUE OF UNEXERCISED
                           ACQUIRED ON        VALUE              UNEXERCISED OPTIONS            "IN-THE-MONEY" OPTIONS
                          EXERCISE (#)     REALIZED ($)        AT DECEMBER 31, 1998(#)          AT DECEMBER 31, 1998(1)
                          ------------     ------------        -----------------------          -----------------------
          NAME                                              EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
          ----                                              -----------    -------------     -----------     -------------
Lawrence K. King........           0      $        0           40,000         285,000      $  827,500      $   3,616,250
John Mercadante, Jr.....      20,000         425,000           20,000          85,000         218,750            756,250
Frank P. Gallagher......           0               0           40,000         110,000         437,500            856,250
Douglas M. Cerny........           0               0           40,000          85,000         827,500          1,341,250
Richard H. Kristinik....      40,000       1,240,000           40,000         145,000         827,500          2,582,500

(1) Based on the difference between $34.6875 per share, which was the closing price of the Company's Common Stock as listed on the New York Stock Exchange on December 31, 1998, and the exercise price of each option.

                             STOCK PERFORMANCE GRAPH

       The following performance graph compares the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of the Russell 2000(R) Index, a generally accepted index for small-cap stocks (the "Russell 2000"), and a peer group stock index (the "Peer Group Index") which consists of 16 publicly-traded companies. The Peer Group Index is comprised of companies formed to consolidate fragmented businesses within a particular industry. The cumulative total return computations set forth in the Performance Graph assume the investment of $100 in the Company's Common Stock, the Russell 2000 Index and the Peer Group Index on May 17, 1996 (dividends reinvested).

       The companies that comprise the Peer Group Index are: American Residential Services, Inc., Coinmach Laundry Corp., Comfort Systems USA, Inc., Cotelligent Group Inc., FYI, Inc., Keystone Automotive Industries, Inc., Medical Manager Corp., Metals USA, Inc., PalEx, Inc., Service Experts, Inc., Sunterra Corporation, Staffmark, Inc., Telespectrum Worldwide Inc., Travel Services International, Inc., U.S. Office Products Co. and United Auto Group, Inc.

               COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURNS


                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                          5/14/96      12/31/96    12/31/97       12/31/98
                          -------      --------    --------       --------
COACH USA, INC.            100.00        164.54      190.07         196.81
PEER GROUP INDEX           100.00        134.28      135.63         111.40
RUSSELL 2000 INDEX         100.00        105.21      128.72         125.11

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

       The Compensation Committee, subject to the approval of the Board of Directors, determines the amount and form of compensation and benefits payable to all principal officers, including the Named Executive Officers, and certain other management personnel. The Compensation Committee currently consists of three members, none of whom is a current or former employee or officer of the Company. See "General Information with Respect to the Board of Directors -- Committees of the Board."

       The Compensation Committee has instituted an executive compensation structure designed to attract and retain highly qualified executives and motivate them to maximize stockholder returns. In order to reach this goal, the Named Executive Officers compensation has been weighted toward equity options, with base compensation as set forth in the employment agreements described below. See "Employment Agreements".

       In addition to the compensation plans described below, the Compensation Committee has recommended, and the Board of Directors has approved, (i) a 401(k) retirement savings plan which enables Company employees to make pre-tax contributions to a retirement investment account, which are matched by the Company up to 50% of the first 2% of salary contributed by the employee, and
(ii) an Employee Stock Purchase Plan which enables employees to purchase shares of the Company's Common Stock at a price which is 15% less than the price available in the public market, with the Company paying all applicable brokerage fees.

BASE SALARY

       In connection with the initial public offering, the Company entered into employment agreements with each of the Named Executive Officers, including the Chief Executive Officer, which provided for an annual base salary in the amount of $150,000 and bonuses as determined from time to time. In 1996, 1997 and 1998 there were no bonuses paid to the executive officers of the Company. Because the Compensation Committee believes that the cash compensation paid to executive officers has been lower than compensation paid by other comparably sized publicly traded companies, the Compensation Committee determined in January 1998 to increase the base salary amounts for each of the Named Executive Officers to $200,000 annually.

ANNUAL BONUS PLAN/1998 PERFORMANCE BASED INCENTIVE BONUS PROGRAM

       In March 1998 the Compensation Committee recommended, and the Board of Directors approved, an annual 1998 performance-based incentive bonus program (the "Annual Bonus Plan"). The purpose of the Annual Bonus Plan is to provide senior management as well as other key employees with additional performance incentives in the form of an annual bonus to be paid in recognition of meeting certain financial or operational goals to be set on an annual basis. Bonus levels vary in accordance with levels of responsibility within the Company, with senior executives eligible to receive a bonus of up to 100% of annual salary and key employees eligible to receive bonuses ranging from 15% to 75% of annual salary.

1998 LONG-TERM INCENTIVE PLAN

       In March 1996, the Board of Directors and the Company's stockholders approved the Company's 1996 Long-Term Incentive Plan. In June 1998, the 1996 Long-Term Incentive Plan ("Plan") was amended and restated and named the 1998 Long-Term Incentive Plan. On January 6, 1998, the Compensation Committee recommended, and the Board of Directors approved, the grant, under the Plan, of options to purchase 25,000 shares of Common Stock to each of Messrs. Kristinik, John Mercadante, Jr., King and Cerny and of options to purchase 50,000 shares of Common Stock to Mr. Gallagher, all at an exercise price of $30 11/16. The Compensation Committee believed that such grants were appropriate given the financial and operational performance of the Company in 1997. In November 1998 the Compensation Committee recommended, and the Board of Directors approved, the grant of options to purchase 200,000 shares of Common Stock to Mr. King, all at an exercise price of $23.3125. The Compensation Committee believed that such grant was appropriate to provide incentive to Mr. King in his new position as Chief Executive Officer.

       This report is furnished by the Compensation Committee of the Board of Directors.

                                                      Paul M. Verrochi, CHAIRMAN
                                                      Steven S. Harter
                                                      William J. Lynch
                                                      Frank V. AtLee III

                              EMPLOYMENT AGREEMENTS

       Messrs. John Mercadante, Jr. and Gallagher each entered into an employment agreement, effective as of May 17, 1996, with the Company and one of the companies that merged with and into and became a wholly-owned subsidiary of the Company in connection with the Initial Public Offering, providing for an annual base salary of $150,000 and a bonus to be determined annually. The Company increased the annual salary payable pursuant to each of these agreements to $200,000 for 1998. Each employment agreement has a term of five years. Unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. Each of these agreements provides that, in the event of a termination of employment by the Company without cause during the first three years of the employment term (the "Initial Term"), the employee will be entitled to receive from the Company an amount equal to his then current salary for the remainder of the Initial Term or for one year, whichever is greater. In the event of a termination of employment without cause during the final two years of the initial five-year term of the employment agreement, the employee will be entitled to receive an amount equal to his then current salary for one year. In either case, payment is due in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the agreement) during the Initial Term, if the employee is not given at least five days' notice of such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause during the Initial Term. In addition, if the employee is not given at least five days' notice of such change in control, the non-competition provisions of the employment agreement would not apply. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his employment agreement and receive in one lump sum two times the amount he would receive pursuant to a termination without cause during the Initial Term. In such an event, the non-competition provisions of the employment agreement would apply for two years from the effective date of termination.

       Messrs. Kristinik, Cerny and King each entered into an employment agreement with the Company, effective as of May 14, 1996, providing for an annual base salary of $150,000 and a bonus to be determined annually. The Company increased the annual salary payable pursuant to each of these agreements to $200,000 for 1998. Each employment agreement is for a term of three years. Unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. Each of these agreements provides that, in the event of termination of employment by the Company without cause, the employee will be entitled to receive from the Company an amount equal to one year's salary, payable in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the agreement) during the initial three-year term, if the employee is not given at least five days' notice of such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause during such initial term. In addition, if the employee is not given at least five days' notice of such change in control, the non-competition provisions of the employment agreement would not apply. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause during such initial term. In such an event, the non-competition provisions of the employment agreement would apply for two years from the effective date of termination.

       Each employment agreement contains a covenant not to compete with the Company for a period equivalent to the longer of two years immediately following termination of employment, or in the case of or termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEASES OF FACILITIES

       The Company leases a number of properties from former owners of acquired businesses who are, or are affiliates of, certain of the Company's executive officers and directors. In 1998, the Company paid affiliates of Frank P. Gallagher, Gerald Mercadante and Barnett Rukin approximately $195,000, $77,000 and $270,000, respectively, in annual rentals for such properties. The Company believes that these amounts do not exceed the fair market rental value for such properties.

OTHER TRANSACTIONS

       On July 7, 1998, the Company purchased the following companies: Orange, Newark, Elizabeth Bus, Inc., Twenty-Four Corp., Wohlgemuth Bus Company, Clinton Avenue Bus Company, Trans Maintenance Inc. and Transit Video Security Systems, Inc. (collectively referred to as "ONE Bus"). Frank P. Gallagher and his immediate family members, and trusts controlled by his immediate family members, received a total of $13,044,205 as consideration for their ownership in ONE Bus.

COMPANY POLICY

       The Board of Directors of the Company has instituted a policy, effective as of March 21, 1996, requiring all transactions between the Company and its officers, directors and holders of more than 5% of the Common Stock to be approved by the majority of the Board of Directors, including a majority of the disinterested Directors.

                      APPOINTMENT OF AUDITORS (PROPOSAL 2)

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDING DECEMBER 31, 1999. THE SHARES OF COMMON STOCK REPRESENTED BY RETURNED PROXY CARDS WILL BE VOTED FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS UNLESS OTHERWISE SPECIFIED.

       At the Annual Meeting a vote will be taken on the proposal to ratify the appointment by the Board of Directors of Arthur Andersen LLP, independent certified public accountants, as auditors of the Company's consolidated financial statements for the year ending December 31, 1999. Arthur Andersen LLP audited the consolidated financial statements of the Company for the years ended December 31, 1996, 1997 and 1998.

       Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement should they choose to do so, and to be available to respond to appropriate questions.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons holding more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and 10% stockholders are also required to furnish the Company with copies of all such filed reports.

       Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during 1998, the Company believes that all Section 16(a) reporting requirements related to the Company's directors and executive officers were timely filed during 1998 except Form 3 - Initial Statement of Beneficial Ownership of Securities for Messrs. Rukin and AtLee.

                                 ANNUAL REPORTS

       The Company's Annual Report to stockholders, together with its Annual Report on Form 10-K, accompanies this Proxy Statement. The Company filed its Annual Report on Form 10-K with the Securities and Exchange Commission on March 19, 1999. Additional copies of the Form 10-K, including any financial statements and schedules and a list describing any exhibits not contained therein, may be obtained without charge by any stockholder. Written requests for copies of the report should be directed to Douglas M. Cerny, Secretary, Coach USA, Inc., One Riverway, Suite 500, Houston, Texas 77056.

        PROPOSALS, NOMINATIONS AND OTHER BUSINESS FOR NEXT ANNUAL MEETING

         The Board of Directors knows of no other matters than those described above which are likely to come before the Annual Meeting. If any other matters properly come before the meeting, persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

         To be included in the Proxy Statement, any proposals of holders of Common Stock of the Company intended to be presented at the Annual Meeting to be held in 2000 must be received by the Company, addressed to the Secretary of the Company, One Riverway, Suite 500, Houston, Texas, 77056, no later than December 31, 1999, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

         Any holder of Common Stock of the Company desiring to bring business before the 2000 Annual Meeting in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Company, addressed to the Secretary of the Company, One Riverway, Suite 500, Houston, Texas, 77056, no later than March 16, 2000.



                                             By Order of the Board of Directors,



                                             Douglas M. Cerny
                                             SECRETARY


April 30, 1999

                                 COACH USA, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

             SOLICITED BY THE BOARD OF DIRECTORS OF COACH USA, INC.

         The undersigned hereby appoints Lawrence K. King and Douglas M. Cerny, and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Coach USA, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on June 3, 1999, or at any adjournment or postponement thereof, as follows:

         Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

                        PROPOSAL 1: ELECTION OF DIRECTORS


[ ]    FOR ALL NOMINEES LISTED BELOW   [ ]    WITHHOLD AUTHORITY FOR ALL
                                              NOMINEES LISTED BELOW

       STEVEN S. HARTER, GERALD MERCADANTE AND JOHN MERCADANTE, JR. TO HOLD OFFICE UNTIL THE 2002 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

       INSTRUCTION: to withhold authority to vote for any individual nominee or nominees, write the appropriate name or names in the space provided here.


   PROPOSAL 2: APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS FOR THE COMPANY


[ ]      FOR           [ ]      AGAINST             [ ]     ABSTAIN


       Please check the following box if you plan to attend the Annual Meeting of Stockholders in person. [ ]

       ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL 1 (ALL NOMINEES) AND "FOR" PROPOSAL 2 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.


                                     Dated: _____________________________, 1999



                                     __________________________________________
                                                     Signature
                                     Please sign exactly as name appears on this
                                     card. Joint owners should each sign.
                                     Executors, administrators, trustees, etc., should give their full titles.


PLEASE COMPLETE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.